Filed Pursuant To Rule 433

Registration No. 333-275079

November 13, 2023

X/Twitter Post:

Text: In @MarketWatch this week, read why @Sonnenshein believes "the SEC is coming around to the idea that allowing a #bitcoin ETF will be a positive for investor protection." $GBTC

Link: https://www.marketwatch.com/story/grayscale-ceo-bitcoin-gains-show-a-flight-to-quality-amid-economic-uncertainty-d31f0189

LinkedIn Post:

Text: “Bitcoin volatility has dampened quite a bit, and this is yet another example of investors flocking to assets like bitcoin as a flight to safety or a flight to quality in the wake of rising geopolitical tensions, and rising interest rates,” says Grayscale's CEO Michael Sonnenshein. Read more in MarketWatch:

Link: https://www.marketwatch.com/story/grayscale-ceo-bitcoin-gains-show-a-flight-to-quality-amid-economic-uncertainty-d31f0189

Facebook Post:

Text: “Bitcoin volatility has dampened quite a bit, and this is yet another example of investors flocking to assets like bitcoin as a flight to safety or a flight to quality in the wake of rising geopolitical tensions, and rising interest rates,” says Grayscale's CEO Michael Sonnenshein. Read more in MarketWatch:

Link: https://www.marketwatch.com/story/grayscale-ceo-bitcoin-gains-show-a-flight-to-quality-amid-economic-uncertainty-d31f0189

Grayscale Bitcoin Trust (GBTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by emailing info@grayscale.com or by contacting Grayscale Securities LLC, 290 Harbor Drive, Stamford, CT 06902.